                                                                    EXHIBIT 12.1

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                                            Sprint Corporation

                                                                                                            Three months ended
                                                            Years ended December 31,                              March 31,
                                      -------------------------------------------------------------------  ----------------------
                                        1996           1997           1998           1999         2000        2000        2001
                                      -------------------------------------------------------------------  ----------------------
                                                                                  (millions)
Earnings
   Income (loss) from continuing
     operations before income
     taxes                            $ 1,994        $ 1,748        $ 1,039        $(1,072)    $  (702)    $   (70)    $   (77)
   Capitalized interest                  (104)           (93)          (167)          (151)       (175)        (34)        (44)
   Equity in net losses of less
     than 50% owned entities              199            680             42             80         256          32          59
---------------------------------------------------------------------------------------------------------  ----------------------

Subtotal                                2,089          2,335            914         (1,143)       (621)        (72)        (62)
---------------------------------------------------------------------------------------------------------  ----------------------

Fixed charges
   Interest charges                       301            277            885          1,011       1,165         288         351
   Interest factor of operating
     rents                                120            135            275            311         348          80          88
---------------------------------------------------------------------------------------------------------------------------------

Total fixed charges                       421            412          1,160          1,322       1,513         368         439
---------------------------------------------------------------------------------------------------------------------------------

Earnings, as adjusted                 $ 2,510        $ 2,747        $ 2,074        $   179     $   892     $   296     $   377
                                      ===================================================================  ======================

Ratio of earnings to fixed charges       5.96(1)        6.67(2)        1.79(3)         -(4)        -(5)        -(6)        -(7)
                                      ===================================================================  ======================

Total fixed charges                   $   421        $   412        $ 1,160        $ 1,322     $ 1,513     $   368     $   439
Pre-tax cost of preferred stock
   dividends                                2              2              3             12          11           3           3
---------------------------------------------------------------------------------------------------------  ----------------------
Total combined fixed charges and
   preferred stock dividends          $   423        $   414          1,163        $ 1,334       1,524     $   371     $   442
                                      ===================================================================  ======================
Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                       5.93(1)        6.64(2)        1.78(3)         -(4)        -(5)        -(6)        -(7)
                                      ===================================================================  ======================


(1) Earnings, as adjusted, includes the nonrecurring charge related to litigation of $60 million. Excluding this charge, the ratio of earnings to fixed charges would have been 6.10 for 1996 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 6.08 for 1996.

(2) Earnings, as adjusted, includes nonrecurring items. These items include a litigation charge of $20 million and net gains of $71 million mainly from sales of local exchanges and certain investments. Excluding these items, the ratio of earnings to fixed charges would have been 6.54 for 1997 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 6.51 for 1997.

(3) Earnings, as adjusted, includes nonrecurring net gains of $104 million mainly relating to sales of local exchanges and a nonrecurring charge to write off $179 million of acquired in-process research and development costs related to the PCS Restructuring. Excluding these items, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.85 for 1998.

(4) Earnings, as adjusted, were inadequate to cover fixed charges by $1.1 billion and inadequate to cover combined fixed charges and preferred stock dividends by $1.2 billion in 1999. Earnings, as adjusted, includes a net nonrecurring gain of $54 million from investment activities. Excluding this gain, earnings, as adjusted, would have been inadequate to cover fixed charges, and inadequate to cover combined fixed charges and preferred stock dividends by $1.2 billion.

(5) Earnings, as adjusted, were inadequate to cover fixed charges by $621 million and inadequate to cover combined fixed charges and preferred stock dividends by $632 million in 2000. Earnings, as adjusted, includes nonrecurring items. These items include a charge of $238 million which principally represents a write-down of goodwill, $187 million for costs associated with the terminated WorldCom merger, $122 million for the write-downs of certain equity investments, net gains of $71 million from the sale of an independent directory publishing operation and from investment activities, and a $28 million gain from the sale of network infrastructure and the right to manage customers to a PCS affiliate. Excluding these items, earnings, as adjusted, would have been inadequate to cover fixed charges by $173 million and inadequate to cover combined fixed charges and preferred stock dividends by $184 million.

(6) Earnings, as adjusted, were inadequate to cover fixed charges by $72 million and inadequate to cover combined fixed charges and preferred stock dividends by $75 million in the quarter ending March 31, 2000. Earnings, as adjusted, includes a net nonrecurring gain of $26 million from investment activities. Excluding this gain, earnings, as adjusted, would have been inadequate to cover fixed charges by $98 million and inadequate to cover combined fixed charges and preferred stock dividends by $101 million.

(7) Earnings, as adjusted, were inadequate to cover fixed charges by $62 million and inadequate to cover combined fixed charges and preferred stock dividends by $65 million in the quarter ending March 31, 2001. Earnings, as adjusted, includes a nonrecurring gain of $14 million from investment activities. Excluding this gain, earnings, as adjusted, would have been inadequate to cover fixed charges by $76 million and inadequate to cover combined fixed charges and preferred stock dividends by $79 million.

Note: The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before taxes, plus equity in the net losses of less-than-50% owned entities, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs, and the interest component of operating rents. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing the sum of fixed charges and the pre-tax costs of preferred stock dividends into the sum of earnings (after certain adjustments) and fixed charges.

      We have not included the ratio of earnings to fixed charges for Sprint Capital because it is not meaningful.